Filed Pursuant to Rule 433 Registration Statement No. 333-227001

The information in this preliminary terms supplement is not complete and may be changed.
Preliminary Terms Supplement
Subject to Completion:
Dated December 18, 2020
Pricing Supplement Dated December __, 2020 to the Product Prospectus Supplement Dated September 10, 2018, the Prospectus Supplement Dated September 7, 2018 and the Prospectus Dated September 7, 2018

$___________ Barrier Notes Linked to a Basket of Two Equity Securities, Due January 4, 2023 Royal Bank of Canada

Royal Bank of Canada is offering Barrier Notes (the “Notes”) linked to an equally-weighted basket (the “Basket”) of two equity securities (each, a “Basket Component,” and collectively, the “Basket Components”). The Notes are our senior unsecured obligations, will pay a fixed monthly Coupon at the rate specified below, and will have the terms described in the documents set forth above, as supplemented or modified by this terms supplement.
The Basket Components and their ticker symbols are: Lyft, Inc. (“LYFT”) and Uber Technologies, Inc. (“UBER”). The Initial Basket Level will be set to 100.00.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this terms supplement, “Additional Risk Factors Specific to Your Notes” beginning on page PS-3 of the product prospectus supplement dated September 10, 2018 and “Risk Factors” beginning on page S-1 of the prospectus supplement dated September 7, 2018.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Trade Date:	December 29, 2020	Principal Amount:	$1,000 per Note
Issue Date:	December 31, 2020	Maturity Date:	January 4, 2023
Valuation Date:	December 29, 2022	Coupon Payments:	Each coupon will be paid in equal monthly payments.
		Annual Coupon Rate:	[6.50% - 7.50%] per annum (to be determined on the Trade Date)
Payment at Maturity (if held to maturity):
We will pay you at maturity an amount based on the Final Basket Level (as defined below), together with the final Coupon Payment.
For each $1,000 in principal amount, the investor will receive $1,000, unless the Final Basket Level is less than the Trigger Level (60% of the Initial Value).
If the Final Basket Level is less than its Trigger Level, then the investor will receive at maturity, for each $1,000 in principal amount, an amount that is less than the principal amount, representing the percentage decrease in the value of the Basket from the Trade Date to the Valuation Date.
Investors in the Notes could lose some or all of their principal amount if the Final Basket Level is less than the Trigger Level.

CUSIP/ISIN:	78016EC70/US78016EC704
	Per Note	Total
Price to public(1)	100.00%	$_____
Underwriting discounts and commissions(1)	2.25%	$_____
Proceeds to Royal Bank of Canada	97.75%	$_____
(1)
Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $977.50 and $1,000 per $1,000 in principal amount.

If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC (“RBCCM”), acting as our agent, would receive a commission of approximately $22.50 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $22.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date is expected to be at least $887 per $1,000 in principal amount, and will be less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Barrier Notes Linked to a Basket of Two Equity Securities Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:	This terms supplement relates to an offering of Barrier Notes (the “Notes”) linked to a basket (the “Basket”) of two equity securities (the “Reference Stocks,” or the “Basket Components”).
Issuer:	Royal Bank of Canada (“Royal Bank”)
Trade Date:	December 29, 2020
Issue Date:	December 31, 2020
Valuation Date:	December 29, 2022
Maturity Date:	January 4, 2023
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Designated Currency:	U.S. Dollars
Coupon Rate:	[6.50% - 7.50%] per annum (to be determined on the Trade Date). Each coupon will be paid in equal monthly payments on the applicable Coupon Payment Date.
Coupon Payment Dates:
Coupon payments will be monthly, on February 3, 2021, March 3, 2021, April 1, 2021, May 4, 2021, June 3, 2021, July 2, 2021, August 3, 2021, September 2, 2021, October 4, 2021, November 3, 2021, December 2, 2021, January 3, 2022, February 3, 2022, March 3, 2022, April 1, 2022, May 4, 2022, June 3, 2022, July 5, 2022, August 3, 2022, September 1, 2022, October 4, 2022, November 3, 2022, December 2, 2022 and the Maturity Date.

Record Dates:
The record date for each Coupon Payment Date will be one business day prior to that scheduled Coupon Payment Date; provided, however, that any Coupon payable at maturity will be payable to the person to whom the payment at maturity will be payable.

Final Basket Level:
The “Final Basket Level” will be calculated based on the weighted returns of the Reference Stocks as of the Valuation Date, and will be equal to:
100 x [1 + (1/2 of the Reference Stock Return for LYFT) + (1/2 of the Reference Stock Return for UBER)].

Reference Stock Return:	For each Reference Stock, the Reference Stock Return will be: Final Price – Initial Price Initial Price
Initial Price:	For each Reference Stock, its closing price on the Trade Date, as determined by the Calculation Agent, subject to adjustment as set forth in the product prospectus supplement.

P-2	RBC Capital Markets, LLC

Barrier Notes Linked to a Basket of Two Equity Securities Royal Bank of Canada
Final Price:	For each Reference Stock, its closing price on the Valuation Date, as determined by the Calculation Agent, subject to adjustment as set forth in the product prospectus supplement.
Call Prior to Maturity:	The Notes are not subject to an automatic call or a call at our option prior to maturity.
Initial Basket Level:	100.00
Trigger Level:	60.00, or 60% of the Initial Basket Level.
Payment at Maturity (if held to maturity):
We will pay you at maturity, together with the final Coupon, an amount based on the Final Basket Level:
•         If the Final Basket Level is greater than or equal to the Trigger Level, we will pay you a cash payment equal to the principal amount.
•         If the Final Basket Level is less than the Trigger Level, you will receive at maturity, for each $1,000 in principal amount, an amount calculated as follows:
$1,000 + ($1,000 x Percentage Change)
The amount that you will receive in this case will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline in the value of the Basket from the Trade Date to the Valuation Date. Investors in the Notes will lose some or all of their principal amount if the Final Basket Level is less than its Trigger Level.

Percentage Change:	Final Basket Level – Initial Basket Level Initial Basket Level
Stock Settlement:	Not applicable. Payments on the Notes will be made solely in cash.
Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to any of the Reference Stocks will result in the postponement of the Valuation Date as to that Reference Stock, as described in the product prospectus supplement, but not to any non-affected Reference Stock.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you and (ii) a put option with respect to the Reference Stock written by you and purchased by us.
However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated September 10, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

P-3	RBC Capital Markets, LLC

Barrier Notes Linked to a Basket of Two Equity Securities Royal Bank of Canada
Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated September 7, 2018).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated September 10, 2018, as modified by this terms supplement.

The Trade Date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

P-4	RBC Capital Markets, LLC

Barrier Notes Linked to a Basket of Two Equity Securities Royal Bank of Canada
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018 and the product prospectus supplement dated September 10, 2018, relating to our Senior Global Medium-Term Notes, Series H, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. In particular, please note that the return on the Notes is linked to a basket of common stocks. You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 7, 2018 and “Additional Risk Factors Specific to Your Notes” in the product prospectus supplement dated September 10, 2018, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
Prospectus Supplement dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
Product Prospectus Supplement dated September 10, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000114036118038094/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

P-5	RBC Capital Markets, LLC

Barrier Notes Linked to a Basket of Two Equity Securities Royal Bank of Canada
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates the Payment at Maturity of the Notes (excluding the final Coupon) for a hypothetical range of performance for the Basket, assuming the following terms:
Initial Basket Level:	100.00
Trigger Level:	60.00, which is 60% of the Initial Basket Level
Principal Amount:	$1,000 per Note

Hypothetical Final Basket Level	Payment at Maturity as Percentage of Principal Amount*	Payment at Maturity (assuming that the Notes were not previously called)*
$150.00	100.00%	$1,000.00
$140.00	100.00%	$1,000.00
$130.00	100.00%	$1,000.00
$120.00	100.00%	$1,000.00
$110.00	100.00%	$1,000.00
$100.00	100.00%	$1,000.00
$90.00	100.00%	$1,000.00
$80.00	100.00%	$1,000.00
$70.00	100.00%	$1,000.00
$60.00	100.00%	$1,000.00
$59.99	59.99%	$599.90
$50.00	50.00%	$500.00
$40.00	40.00%	$400.00
$30.00	30.00%	$300.00
$20.00	20.00%	$200.00
$10.00	10.00%	$100.00
$0.00	0.00%	$0.00
*Excluding in each case the final Coupon.

P-6	RBC Capital Markets, LLC

Barrier Notes Linked to a Basket of Two Equity Securities Royal Bank of Canada
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.
Example 1: The value of the Basket increases by 40% from the Initial Basket Level of 100.00 to its Final Basket Level of 140.00. Because the Final Basket Level is greater than its Trigger Level, the investor receives at maturity, in addition to the final Coupon due on the Notes, a cash payment of $1,000 per Note, despite the 40% appreciation in the value of the Basket.
Example 2: The value of the Basket decreases by 10% from the Initial Basket Level of 100.00 to its Final Basket Level of 90.00. Because the Final Basket Level is greater than its Trigger Level, the investor receives at maturity, in addition to the final Coupon otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 10% decline in the value of the Basket.
Example 3: The value of the Basket is 50.00 on the Valuation Date, which is less than its Trigger Level. Because the Final Basket Level is less than the Trigger Level, in addition to the final Coupon, and the investor receives a payment of $500 per $1,000 in principal amount of the Notes, calculated as follows:
Payment on the Notes = $1,000 + ($1,000 x -50%) = $500
* * *
The Payments at Maturity shown above are entirely hypothetical; they are based on values of the Basket that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in any Reference Stock.

P-7	RBC Capital Markets, LLC

Barrier Notes Linked to a Basket of Two Equity Securities Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stocks. These risks are explained in more detail in the section “Additional Risk Factors Specific to Your Notes” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms of the Notes
•
You May Lose All or a Portion of the Principal Amount at Maturity — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the value of the Basket between the Trade Date and the Valuation Date. If the Final Basket Level on the Valuation Date is less than its Trigger Level, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the value of the Basket from the Trade Date to the Valuation Date. The Coupons received on the Notes on and prior to the Maturity Date may not be sufficient to compensate for any such loss.

•
Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you had purchased one of our conventional senior interest bearing debt securities.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of the Coupons and the amount due on any relevant payment date is dependent upon our ability to repay our obligations on the applicable payment dates. This will be the case even if the prices of the Reference Stocks increase after the Trade Date. No assurance can be given as to what our financial condition will be during the term of the Notes.

•
Changes in the Value of One Basket Component May Be Offset by Changes in the Value of the Other Basket Component – A change in the value of one Basket Component may not correlate with changes in the value of the other Basket Component. The value of one Basket Component may increase, while the value of the other Basket Component may not increase as much, or may even decrease. Therefore, in determining the value of the Basket as of any time, increases in the value of one Reference Stock may be moderated, or wholly offset, by lesser increases or decreases in the value of the other Basket Component.

Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Reference Stocks, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase

P-8	RBC Capital Markets, LLC

Barrier Notes Linked to a Basket of Two Equity Securities Royal Bank of Canada
price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•
The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate will be based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the share prices of the Reference Stocks, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Reference Stocks (the “Reference Stock Issuers”), including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the share prices of the Reference Stocks, and therefore, the market value of the Notes.

Risks Relating to the Reference Stocks
•
Owning the Notes Is Not the Same as Owning the Reference Stocks — The payments on the Notes will be limited to the principal amount (if payable) plus the Coupon Payments.  Accordingly, your return on the Notes may be less than your return would be if you made an investment in the Reference Stocks or in a security directly linked to the positive performance of the Reference Stocks.

•
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Stocks — In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Reference Stocks, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Stock may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Stocks from multiple sources, and you should not rely solely on views expressed by our affiliates.

•
There Is No Affiliation Between the Reference Stock Issuers and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Reference Stock Issuers - We are not affiliated with the Reference Stock Issuers.

P-9	RBC Capital Markets, LLC

Barrier Notes Linked to a Basket of Two Equity Securities Royal Bank of Canada
However, we and our affiliates may currently, or from time to time in the future engage, in business with any Reference Stock Issuer. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares. You, as an investor in the Notes, should make your own investigation into the Reference Stocks.
•
The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments — The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

•
The Stocks Included in the Basket Are Concentrated in One Sector — All of the stocks included in the Basket are issued by companies in the financial sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the Basket Components, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in the financial services sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•
The Stocks Included in the Basket Are Concentrated in One Sector — All of the stocks included in the Basket are issued by companies in the technology and transportation sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the Basket Components, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•
The Reference Stocks Have Limited Historical Information — Lyft, Inc. commenced trading on March 29, 2019 and Uber Technologies, Inc. commenced trading on May 10, 2019. Because the Reference Stocks have limited trading histories, your investment in the Notes linked to the Reference Stocks may involve a greater risk than investing in securities linked to equity securities with more established records of performance.

P-10	RBC Capital Markets, LLC

Barrier Notes Linked to a Basket of Two Equity Securities Royal Bank of Canada
INFORMATION REGARDING THE REFERENCE STOCK ISSUERS
The Reference Stocks are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information filed with the SEC can be obtained through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the Reference Stock Issuers is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Reference Stock Issuers with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
We obtained the information regarding the historical performance of the Reference Stocks set forth below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Stocks should not be taken as an indication of their future performance, and no assurance can be given as to the market prices of any Reference Stock at any time during the term of the Notes. We cannot give you assurance that the performance of any Reference Stock will not result in the loss of all or part of your investment.
Lyft, Inc. (“LYFT”)
Lyft, Inc. provides online ridesharing services. The company offers ride booking, payment processing and car transportation services. The company serves customers in the United States.
The company’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “LYFT.”
Uber Technologies, Inc. (“UBER”)
Uber Technologies, Inc. provides ride hailing services. The company develops applications for road transportation, navigation, ride sharing and payment processing solutions.
The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “UBER.”

P-11	RBC Capital Markets, LLC

Barrier Notes Linked to a Basket of Two Equity Securities Royal Bank of Canada
HISTORICAL INFORMATION
The graphs below set forth the information relating to the historical performance of the Reference Stocks. We obtained the information in the graphs below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of either Reference Stock should not be taken as an indication of its future performance, and no assurance can be given as to the prices of the Reference Stocks, or the value of the Basket, at any time. We cannot give you assurance that the performance of the Reference Stocks will not result in the loss of all or part of your investment.
Historical Information for Lyft, Inc. (“LYFT”)
The graph below illustrates the performance of this Reference Stock from March 29, 2019 to December 16, 2020.

P-12	RBC Capital Markets, LLC

Barrier Notes Linked to a Basket of Two Equity Securities Royal Bank of Canada
Historical Information for the Uber Technologies, Inc. (“UBER”)
The graph below illustrates the performance of this Reference Stock from May 10, 2019 to December 16, 2020.

P-13	RBC Capital Markets, LLC

Barrier Notes Linked to a Basket of Two Equity Securities Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated September 10, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences” (including the opinion of our counsel Morrison & Foerster LLP), which applies to the Notes.
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option with respect to the Reference Stocks written by you and purchased by us (the “Put Option”).  With respect to the Coupon Payments you receive, [•]% of each [•]% Coupon Payment will be treated as an interest payment, and [•]% of each [•]% Coupon Payment will be treated as payment for the Put Option for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the IRS could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Stocks or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Stocks or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
The accompanying product prospectus supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of the Notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.

P-14	RBC Capital Markets, LLC

Barrier Notes Linked to a Basket of Two Equity Securities Royal Bank of Canada
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or about December 31, 2020, which is the second (2nd) business day following the Trade Date (this settlement cycle being referred to as “T+2”). See “Plan of Distribution” in the prospectus dated September 7, 2018. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 7, 2018.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately 6 months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.
Each of RBCCM and any other broker-dealer offering the Notes have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Notes to, any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the U.K. has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the U.K. may be unlawful under the PRIIPs Regulation.

P-15	RBC Capital Markets, LLC

Barrier Notes Linked to a Basket of Two Equity Securities Royal Bank of Canada
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stocks. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value that will be set forth on the cover page of the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stocks, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-16	RBC Capital Markets, LLC